LIMITED PARTNERSHIP INTEREST PURCHASE AGREEMENT


     1. PARTIES. This Agreement is made between Efficiency Lodge, Inc., a Georgia Partnership, hereinafter referred to as Purchaser, Crown Group, Inc. and Chadco, Inc., hereinafter referred to as Sellers, and W. Ray Barnes, hereinafter referred to as Guarantor.

     2. SELLERS' OWNERSHIP OF THE SHARES. Sellers own 99% of Home Stay Lodge I, Ltd., a Florida limited partnership ("Home Stay" or "Partnership"). This 99% interest represents 100% of the limited partnership interest of Home Stay. The general partner of the Partnership is Home Stay Lodge, Inc. and it owns a 1% interest.

     3. PARTIES' INTENT TO BUY AND SELL. Sellers agree to sell, and Purchaser agrees to buy, the entire limited partnership interest of Sellers in Home Stay.

     4. PRICE. Purchaser agrees to purchase the shares for a price of $6,442,500.00 less the outstanding mortgage balance due to Bank of Pensacola by Home Stay on the date of closing. The Purchaser will also pay all closing costs, including Sellers attorneys fees.

     5. CLOSING. The parties agree to complete the sale and purchase provided for in this Agreement at a closing to be held at location of Sellers choice on December 1, 1999.

         For purposes of this Agreement, the term "time of closing" will be deemed to be the close of business on the day prior to the day of the closing.

     6. DELIVERY OF THE SHARES AT CLOSING. Seller agrees to deliver to Purchaser an assignment of limited partnership interest transferring all of their limited partnership interest in Home Stay free and clear of any liens or encumbrances and with warranties of title.

     7. PAYMENT OF CONSIDERATION AT CLOSING. Purchaser agrees to deliver to Seller at closing the purchase price as follows: the Purchase Price shall be paid 25% by cashier's check at the closing and 75% by an unsecured promissory note payable on the terms set forth hereafter. Interest shall accrue at consensus New York Prime plus 1% adjusted quarterly. Payments will be made monthly and the note and pledge agreement will be fully amortized over 5 years. The terms and provisions of the promissory note will be those customarily used by financial institutions in the Pensacola, Florida area. The Note will be delivered outside the State of Florida and will be personally guaranteed by W. Ray Barnes.

     8. SELLERS' REPRESENTATION AND WARRANTIES. Seller represents and warrants:

     a. Organization and Powers of the Partnership. The Partnership is, and will
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be at the time of closing, legally organized and in good standing under the laws of Florida.

     The Partnership has, and will have at the time of closing, the power to own its property and carry on its business as it is now being conducted.


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     b. Capitalization. The initial capital of the Partnership was $10,000.00.
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     The Partnership does not have, nor will it have at the time of closing, any obligations or commitments related to its partnership interests which may require the Partnership to issue any additional partnership interests.

     c.  Liabilities.  Seller warrants and represents that the Partnership  will
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have no  liabilities  or  obligations  as of the date of closing.  Sellers  will indemnify Purchaser up to an amount not in excess of the purchase price for any liabilities or obligations not disclosed in this Agreement that existed as of the date of closing. Any liabilities or obligations overlapping the date of closing will be prorated as of the date of closing. Sellers will give Purchaser a credit at closing for any tenant deposits held by the Partnership and for 11/12's of the 1999 property taxes. The Partnership will maintain separate accounts and credit card numbers for all transactions occurring after 12:01 A.M., December 1, 1999. The existing accounts and assets, other than the real properties and furniture, fixtures and equipment, shall continue to be managed by the Windham Company until liquidation. After the payment of all expenses related to the period ending prior to December 1, 1999, the remaining balance of such assets and accounts shall be distributed to the Sellers. The Sellers will be responsible for the payment of the termination fee due to The Windham Company.

     d. Real  Property.  Attached to this  Agreement is Exhibit A,  containing a
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description of all lands, buildings,  and improvements owned by the Partnership.
Sellers represent that the Partnership has marketable title in fee simple to all of such real property, and it is and will be as of the closing free and clear of any interests, liens, encumbrances, mortgages, or charges of any kind other than those enumerated on Exhibit B.

     e. Contracts, Leases. Exhibit C contains a list of all contracts and leases
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to which the Partnership is a party.

     f. Inventory.  The  inventories of the Partnership  consist solely of items
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regularly and currently used in the Partnership's business.

     g. Litigation.  There are no actions or proceedings  pending, or, as far as
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Sellers know, threatened,  against the Partnership in any court, administrative, or other body.

     9. Purchaser's  Representations  and Warranties.  Purchaser  represents and
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warrants that:

     a. Organization.  Purchaser is a Corporation validly organized, and in good
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standing, under the laws of Georgia.

     b.  Authorization.  Purchaser  has the full  legal  right and power and all
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authority  and  approval  required to enter  into,  execute,  and  deliver  this
Agreement  and to  perform  fully its  obligations  under this  Agreement.  This

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

Agreement has been duly executed and is the valid and binding obligation of Purchaser enforceable in accordance with its terms, except as may be limited by bankruptcy, moratorium, reorganization, insolvency, or other similar law now or hereafter in effect generally affecting the enforcement of creditors' rights. No approval or consent of any foreign, federal, state, county, or other governmental or regulatory body, and (except as may be otherwise specified in this Agreement or any Exhibit thereto) no approval or consent of any other person is required in connection with the execution and delivery of this Agreement and the consummation and performance by Purchaser of the transactions contemplated hereby.

         C. Securities Law.  Purchaser does not now intend,  and will not intend
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at the time of closing,  to distribute  the interest to be purchased  under this
Agreement, or sell such interest, or otherwise be involved in a transaction which would require registration of the interest under the Securities Act of 1933, as amended.

     10.  Conditions  to  Purchaser's  Obligations.  The purchase of the limited
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partnership  interest  by  Purchaser  under  this  Agreement  is  subject to the following conditions, which must be satisfied before or at the time of closing.

     a.  Delivery of Shares.  Sellers must deliver to Purchaser  assignments  of
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limited  partnership  interest with  warranties of title,  free and clear of any liens or encumbrances.

     b.  Representations and Covenants.  All representations and warranties made
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by  Sellers  in this  Agreement  are true  now,  and must be true at the time of closing, and Sellers must have performed all covenants made under this Agreement.

     C. No  Property  Damage or Material  Change.  Until the  closing,  no fire,
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flood,  or other  event will have  destroyed  or damaged a material  part of the assets or other property of the Partnership.

     11. CONDITIONS TO SELLERS' OBLIGATION. The obligation of Sellers to sell to Purchaser its interests in the Partnership as provided in this Agreement is subject to the following conditions, to be satisfied at or before the closing:

     a. Receipt of Payment.  Purchaser will deliver to Sellers the cash and note
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required under earlier provisions of this Agreement.

     B.  Representations and Covenants.  The representations and warranties made
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by  Purchaser  in  this  Agreement  must be true  at the  time of  closing,  the
Purchaser will have performed all the covenants contained in this Agreement at or before the closing.

     C. Release From Bank.  Bank of Pensacola  shall have approved this sale and
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shall have released all guarantors under the note and mortgage that it currently holds.

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

     12. MISCELLANEOUS.

     a.  Notification  and  Claims.  If  Purchaser  intends  to made a claim for
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indemnification,  it will deliver to Sellers a certificate  signed by an officer of Purchaser. Such certificate must (1) state that a loss has occurred to which Purchaser is entitled to indemnification under this Agreement, and (2) specify each item of loss, or other claim, in detail, including the date of the loss, the amount of the loss and the nature of the misrepresentation, breach of warranty, or claim.

     b. Binding  Effect.  This Agreement will be binding upon and enforceable by
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the parties, and their personal representatives or successors.

     C. Governing Law. This Agreement is to be construed and governed  according
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to the laws of Florida.

     D. Counterparts.  This Agreement will be executed  simultaneously in one or
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more counterparts. Each counterpart will be considered an original and valid and binding.

     E. Simultaneous  Closing.  This Agreement must close  simultaneous with the
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purchase of the stock in the  partnership  general partner by W. Ray Barnes from the existing shareholders.

     F.  Termination  of  Partnership  for Tax Purposes.  Both Sellers and Buyer
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acknowledge that the sale of the limited  partnership  interest,  which interest exceed 50% of the Partnership, will cause a termination of the Partnership for tax purposes. Both parties have made an independent investigation of the ramifications of said termination. Sellers will have prepared and filed at their expense the final tax return for the Partnership for the period ending November 30, 1999.

         The parties execute this Agreement on the ____ day of December, 1999.


                                                     SELLERS:

                                                     Crown Group, Inc.


                                                     By:  /s/ T.J. Falgout
                                                          Its Vice President

                                                     Chadco, Inc.


                                                     By: /s/ [unreadable]
                                                            Its _____ President

                                                     PURCHASER:

                                                     Efficiency Lodge, Inc.


                                                     By: /s/ W. Ray Barnes
                                                            Its _____ President

                                                     GUARANTOR



                                                      /s/ W. Ray Barnes
                                                     W. Ray Barnes